Exhibit 99.1

Devon Energy Completes Leadership Transition as Board of Directors Elects Dave Hager New President and CEO, Succeeding Retiring John Richels

OKLAHOMA CITY, Aug. 3, 2015 — Devon Energy Corp. (NYSE: DVN) announced today that its board of directors has elected Dave Hager (58), most recently Devon’s chief operating officer, as the company’s new president and chief executive officer. Hager succeeds John Richels (64), who announced plans to retire in December 2014. Hager assumed the roles of president and CEO on Aug. 1, the day after Richels’ retirement became effective.

“We’re pleased to complete this transition announced late last year and to have a leader with Dave’s vision, integrity and industry knowledge step up and guide our company into its next phase of growth,” said Larry Nichols, Devon’s co-founder and executive chairman. “We owe John a debt of gratitude for his years of leadership and dedication, and for working closely with Dave to ensure a seamless transition. Both have been instrumental in upgrading our portfolio and better positioning Devon to deliver shareholder value for years to come.”

Hager joined Devon in 2009, when he was named executive vice president of exploration and production. From 2007 until joining the company, Hager served as a member of Devon’s board of directors.

“I’m excited about the opportunity to build on the foundation created by two highly successful CEOs, Larry and John,” Hager said. “With our dedicated employees, top-tier assets, unwavering focus on execution and financial strength, I’m confident that Devon can achieve its vision of becoming the premier North American independent exploration and production company.”

Hager has 35 years of experience in the oil and gas industry, having started his career in 1979 as a geophysicist with Mobil Corp. before joining Sun Oil Co. (predecessor of Oryx Energy Co.) in 1981. Upon the Kerr-McGee/Oryx merger in 1999, he became vice president of Gulf of Mexico operations for Kerr-McGee. There he held positions of increasing responsibility, including vice president of international operations and vice president of worldwide deepwater exploration and production. He was promoted to senior vice president responsible for oil and gas exploration and production in 2003, and chief operating officer in 2005. Hager has a bachelor’s degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

In December, when Richels announced his plans to retire, the board of directors elected him vice chairman, with the intent for Richels to replace Nichols as chairman upon Nichols’ retirement from the board in 2016. Richels joined Devon in 1998 and led Devon Canada Corp., Devon’s Canadian subsidiary, until being elected president of Devon in 2004. He joined Devon’s board in 2007 and was elected CEO in 2010.

Devon Energy (NYSE: DVN) is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. The company is the second-largest oil producer among North American onshore independents. For more information, please visit www.devonenergy.com.

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